Table of Contents

Annual Report dated 04/30/2006 for
MDF Global All Cap Growth and Value Class A

ANNUAL REPORT

APRIL 30, 2006

Legg Mason Partners

Multiple Discipline Funds Global All Cap Growth and Value

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Legg Mason Partners

Multiple Discipline Funds

Global All Cap Growth and Value

Annual Report • April 30, 2006

What’s

Inside

Fund Objective

The Fund seeks long-term capital growth.

“Smith Barney”, “Salomon Brothers” and “Citi” are service marks of Citigroup, licensed for use by Legg Mason as the names of funds and investment managers. Legg Mason and its affiliates, as well as the Fund’s investment manager, are not affiliated with Citigroup.

Letter from the Chairman

R. JAY GERKEN, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

The U.S. economy was generally strong during the one-year reporting period of this report. After expanding 3.3% in the second quarter of 2005, third quarter gross domestic product (“GDP”)i advanced 4.1%. GDP growth then slipped to 1.7% in the fourth quarter. This marked the first quarter in which GDP growth didn’t surpass 3.0% since the first three months of 2003. However, as expected, the economy rebounded sharply in the first quarter of 2006, with GDP rising an estimated 5.3%. The economic turnaround was prompted by both strong consumer and business spending. In addition, the U.S. Labor Department reported that unemployment hit a five-year low in March.

Overseas, economic growth has been improving in many areas. After a lengthy period of weakness and deflation, Japan’s economy has gained momentum due, in part, to strong exports and improving consumer spending.

For the one-year period ended April 30, 2006, the U.S. stock market generated solid results, with the S&P 500 Indexii returning 15.41%. While high oil and commodity prices, steadily rising interest rates, and geopolitical issues triggered periods of market volatility, investors generally remained focused on the strong corporate profit environment.

Investment returns were even stronger in the international equity markets. While these markets experienced many of the same issues as the U.S., they rallied on expectations for improving economic growth and solid corporate profits. During the one-year period ended April 30, 2006, the MSCI EAFE Indexiii rose 33.49%. This was surpassed by the emerging equity markets, as the MSCI Emerging Markets Indexiv surged 62.31% over the same period.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s fiscal year and to learn how those conditions have affected Fund performance.

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Special Shareholder Notice

On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business to Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s investment manager (the “Manager”), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the Fund’s investment management contract to terminate. The Fund’s shareholders previously approved a new investment management contract between the Fund and the Manager, which became effective on December 1, 2005.

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. The Manager and some of its affiliates have received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund has been informed that the Manager and its affiliates are responding to those information requests, but are not in a position to predict the outcome of these requests and investigations.

Important information concerning the Fund and its Manager with regard to recent regulatory developments is contained in the Notes to Financial Statements included in this report.

II         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you continue to meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

June 2, 2006

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product is a market value of goods and services produced by labor and property in a given country.

ii	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.

iii	The MSCI EAFE Index is an unmanaged index of common stocks of companies located in Europe, Australasia and the Far East.

iv	The MSCI Emerging Markets Index consists of emerging market companies with an average size of $800 million. The index measures the performance of emerging markets in South America, South Africa, Asia and Eastern Europe.

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Manager Overview

Special Shareholder Notice

Prior to April 7, 2006, the Fund operated under the name Smith Barney Multiple Discipline Funds Global All Cap Growth and Value Fund. The Fund’s investment strategy and objective have not changed.

Q. What were the overall market conditions during the Fund’s reporting period?

A. The economic environment in the U.S. and abroad played a major role in the performance of both the world’s stock and bond markets. Aside from a temporary setback in the fourth quarter of 2005, U.S. gross domestic product (“GDP”)i growth surpassed 3.0% in every quarter covered by this report — reaching an estimated 5.3% in the first quarter of 2006. While the economies overseas were relatively weaker, they showed signs of gaining momentum — in particular in Japan and several countries in the Eurozone.

The U.S. stock market rose over the 12-month reporting period, as the S&P 500 Indexii gained 15.41%. To a great extent, performance was driven by strong corporate profits and investors’ perceptions regarding interest rates. In particular, indications that the Federal Reserve Board (“Fed”)iii may pause or stop its campaign of raising interest rates buoyed the market. However, when economic data pointed to rising inflation, it often led to market weakness, as investors became concerned that the Fed would continue raising rates and choke off the economic expansion. The U.S. market’s rally was broad based, as virtually every sector of the market rose over the reporting period. From a market cap perspective, the Russell 2000,iv Russell Midcapv and Russell 1000vi Indexes returned 33.47%, 26.42%, and 16.71%, respectively. In terms of investment style, value stocks were the clear winner, as the Russell 3000 Valuevii and Russell 3000 Growthviii Indexes returned 19.33% and 16.90%, respectively.

As strong as the markets were in the U.S., they were even better overseas. Signs of accelerating economies, strong corporate profits and a robust merger and acquisition environment overshadowed record high oil prices and country-specific issues. During the one-year period ended April 30, 2006, the MSCI EAFE Indexix returned 33.49% and the emerging equity markets, as measured by the MSCI Emerging Markets Index,x gained an impressive 62.31%.

Investors bought equities, setting aside concerns over synchronized monetary tightening in the U.S., Europe, China and Japan. The most popular theme reemerged from late 2005: the economic recovery in Europe and Asia. Every developed international equity market produced positive returns in the quarter. Most markets posted multi-year if not all-time highs during the period. Furthermore, mergers and acquisitions (M&A) activity continued to accelerate. This trend reaffirmed that business leaders have enhanced business demand and companies have strong balance sheets, enabling strategic transactions. International equity indices in general, measured in U.S. dollar terms, outperformed the U.S. stock market significantly during the first quarter of 2006, approximately doubling the return of U.S. stocks. In particular, European stocks outperformed the U.S. market

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         1

during the first quarter as valuations, in our opinion, were quite reasonable and dividend yields still generous. Asian markets also outperformed the U.S. market, led by clear economic resurgence in Japan. Business conditions and consumer sentiment surveys in many developed economies improved substantially, further underpinning bullish equity market sentiment.

Over the last year, the U.S. bond market was impacted by the strong economy, inflationary pressures and continued rate hikes by the Fed. To gain some perspective on how far we’ve come in terms of interest rates, consider the following. In May 2004, the federal funds rate,xi a barometer of short-term interest rates, was a mere 1.00%, its lowest level in more than 40 years. This was due, in part, to the Fed’s attempt to stimulate the economy in the aftermath of September 11th.

By June of 2004, the economy appeared to be on solid footing and the Fed officially ended its accommodative monetary policy by instituting its first rate hike in four years, bringing the fed funds rate from 1.00% to 1.25%. At that time, the Fed telegraphed what it had in mind for short-term rates as it said, “policy accommodation can be removed at a pace that is likely to be measured.” The Fed certainly has been true to its word, as it instituted 15 straight 0.25% rate hikes through the end of April 2006, bringing the fed funds rate to 4.75%. After the reporting period ended, the Fed again raised rates in May to 5.00%.

Performance Review

For the 12 months ended April 30, 2006, Class A shares of the Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value, excluding sales charges, returned 20.24%. In comparison, the Fund’s unmanaged benchmarks, the Russell 3000 Index,xii the MSCI EAFE Index and the MSCI World Growth Index,xiii returned 18.08%, 33.49% and 24.09%, respectively, for the same period. The Lipper Global Multi-Cap Growth Funds Category Average1 increased 28.76% over the same time frame.

[1]	Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the 12-month period ended April 30, 2006, including the reinvestment of distributions, including returns of capital, if any, calculated among the 74 funds in the Fund’s Lipper category, and excluding sales charges.

2         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Performance Snapshot as of April 30, 2006 (excluding sales charges) (unaudited)

	6 months	12 months

MDF Global All Cap Growth and Value — Class A Shares	11.43%	20.24%

Russell 3000 Index	10.70%	18.08%

MSCI EAFE Index	22.89%	33.49%

MSCI World Growth Index	14.54%	24.09%

Lipper Global Multi-Cap Growth Funds Category Average	18.26%	28.76%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/InvestorServices.

Performance figures reflect reimbursements and/or fee waivers, without which the performance would have been lower.

Excluding sales charges, Class B shares returned 10.97%, Class C shares returned 11.07% and Class Y shares returned 11.71% over the six months ended April 30, 2006. Excluding sales charges, Class B shares returned 19.38%, Class C shares returned 19.33% and Class Y shares returned 20.79% over the twelve months ended April 30, 2006. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended April 30, 2006, including the reinvestment of distributions, including returns of capital, if any, calculated among the 75 funds for the six-month period and among the 74 funds for the 12-month period in the Fund’s Lipper category, and excluding sales charges.

Q. What were the most significant factors affecting Fund performance?

What were the leading contributors to performance?

A. The Fund’s outperformance relative to the Russell 3000 Index was primarily due to security selection. Security selection was strongest in the health care and financials sectors and weakest in the industrials and telecommunications services sectors. An underweight position in utilities and an underweight position in information technology contributed favorably to performance; however, this benefit was more than offset by an overweight position in health care and an overweight position in the consumer discretionary sector. In terms of individual holdings, the Fund’s largest contributors to performance were Merrill Lynch & Co. Inc., a large financial services firm, Weatherford International Ltd., an oil and gas equipment and services company, SanDisk Corp., a company that produces flash memory data storage products, Lehman Brothers Holdings Inc., a provider of financial services and American International Group Inc., a company engaged in a range of insurance and insurance-related activities. The Fund continued to be invested in the securities above at the end of the reporting period.

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What were the leading detractors from performance?

A. The largest detractors from performance for the period were Lexmark International Inc., a manufacturer, developer and supplier of imaging solutions, Johnson & Johnson, a manufacturer and seller of healthcare products, Dell Inc., a computer systems and services company, Tyco International Ltd., a diversified manufacturing and services company, and Comcast Corp., a cable and internet communications company. The Fund sold its positions in Lexmark and Comcast during the period and remained invested in the other securities mentioned above.

Q. Were there any significant changes to the Fund during the reporting period?

A. While the composition of the segments may have changed during the period, there were no material changes in the target allocations made to the segments during the period by the coordinating portfolio managers.

Thank you for your investment in the Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value. As ever, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Roger Paradiso Co-Coordinating Portfolio Manager	Kirsten Mobyed Co-Coordinating Portfolio Manager

June 2, 2006

4         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of April 30, 2006 and are subject to change and may not be representative of the portfolio manager’s current or future investments. The Fund’s top ten holdings (as a percentage of net assets) as of this date were: Merrill Lynch & Co. Inc. (2.0%), UnitedHealth Group Inc. (1.9%), Biogen Idec Inc. (1.8%), Liberty Media Corp., Class A Shares (1.8%), Time Warner Inc. (1.7%), Microsoft Corp. (1.6%), American International Group Inc. (1.6%), Pfizer Inc. (1.6%), Comcast Corp., Special Class A Shares (1.5%) and Johnson & Johnson (1.5%). Please refer to pages 11 through 17 for a list and percentage breakdown of the fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. Portfolio holdings are subject to change at any time and may not be representative of the portfolio manager’s current or future investments. The Fund’s top five sector holdings (as a percentage of net assets) as of April 30, 2006 were: Health Care (16.9%), Financials (16.1%), Information Technology (15.7%), Consumer Discretionary (15.0%) and Consumer Staples (8.3%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Diversification does not assure against loss. The Fund may invest in small- and mid-cap companies that may involve a higher degree of risk and volatility than investments in large-cap companies. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on fund performance. Foreign stocks are subject to certain risks of overseas investing not associated with domestic investing such as currency fluctuations and changes in political and economic conditions, which could result in significant market fluctuation. These risks are magnified in emerging markets. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]	Gross domestic product is a market value of goods and services produced by labor and property in a given country.

ii	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.

iii	The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iv	The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index.

[v]	The Russell Midcap Index measures the performance of the 800 smallest companies in the Russell 1000 Index, which represents approximately 25% of the total market capitalization of the Russell 1000 Index.

vi	The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index.

vii	The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.)

viii	The Russell 3000 Growth Index measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values.

ix	The MSCI EAFE Index is an unmanaged index of common stocks of companies located in Europe, Australasia and the Far East.

[x]	The MSCI Emerging Markets Index consists of emerging market companies with an average size of $800 million. The index measures the performance of emerging markets in South America, South Africa, Asia and Eastern Europe.

xi	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.

xii	The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represent approximately 98% of the U.S. equity market.

[x]iii	The MSCI World Growth Index is an unmanaged index considered representative of growth stocks of developed countries.

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Fund at a Glance (unaudited)

6         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Fund Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments, and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on November 1, 2005 and held for the six months ended April 30, 2006.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual Total Return Without Sales Charges(2)	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(3)
Class A	11.43%	$1,000.00	$1,114.30	1.23%	$6.45

Class B	10.97	1,000.00	1,109.70	2.01	10.51

Class C	11.07	1,000.00	1,110.70	1.89	9.89

Class Y	11.71	1,000.00	1,117.10	0.80	4.20

(1)	For the six months ended April 30, 2006.
(2)	Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charges with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.
(3)	Expenses (net of voluntary fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year then divided by 365.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         7

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(2)
Class A	5.00%	$1,000.00	$1,018.70	1.23%	$6.16

Class B	5.00	1,000.00	1,014.83	2.01	10.04

Class C	5.00	1,000.00	1,015.42	1.89	9.44

Class Y	5.00	1,000.00	1,020.83	0.80	4.01

(1)	For the six months ended April 30, 2006.
(2)	Expenses (net of voluntary fee waivers and/or expense reimbursements) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year then divided by 365.

8         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Fund Performance

Average Annual Total Returns(1) (unaudited)

	Without Sales Charges(2)
	Class A	Class B	Class C	Class Y
Twelve Months Ended 4/30/06	20.24%	19.38%	19.33%	20.79%

Five Years Ended 4/30/06	0.82	0.06	0.10	N/A

Inception* through 4/30/06	(2.15)	(2.89)	(2.85)	13.65

	With Sales Charges(3)
	Class A	Class B	Class C	Class Y
Twelve Months Ended 4/30/06	14.22%	14.38%	18.33%	20.79%

Five Years Ended 4/30/06	(0.22)	(0.14)	0.10	N/A

Inception* through 4/30/06	(3.01)	(2.89)	(2.85)	13.65

Cumulative Total Returns(1) (unaudited)

Without Sales Charges(2)
Class A (Inception* through 4/30/06)	(11.93)%

Class B (Inception* through 4/30/06)	(15.70)

Class C (Inception* through 4/30/06)	(15.53)

Class Y (Inception* through 4/30/06)	20.93

(1)	All figures represent past performance and are not a guarantee of future results. The performance data represents past performance. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect voluntary fee waivers and/or expense reimbursements. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(2)	Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares.
(3)	Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 5.00%; Class B shares reflect the deduction of a 5.00% CDSC, which applies if shares are redeemed within one year from purchase payment. Thereafter, the CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares also reflect the deduction of a 1.00% CDSC which applies if shares are redeemed within one year from purchase payment.
*	Inception date for Class A, B and C shares is June 30, 2000. Inception date for Class Y shares is November 4, 2004.

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Historical Performance (unaudited)

Value of $10,000 Invested in Class A, B and C Shares of the Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value vs. Russell 3000 Index, MSCI EAFE Index and MSCI World Growth Index† (June 2000 — April 2006)

†	Hypothetical illustration of $10,000 invested in Class A, B and C shares at inception on June 30, 2000, assuming deduction of the 5.00% maximum initial sales charge at the time of investment for Class A shares and the deduction of the maximum 5.00% and 1.00% CDSCs for Class B and C shares, respectively. It also reflects reinvestment of all distributions, including returns of capital, if any, at net asset value through April 30, 2006. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization. The MSCI EAFE Index is an unmanaged market capitalization weighted index of common stocks of companies located in Europe, Australasia and the Far East. The MSCI World Growth Index is an unmanaged index considered representative of growth stocks of developed countries. The Indexes are unmanaged and are not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The performance of the Fund’s other class may be greater or less than the Class A, Class B and Class C shares’ performance indicated in this chart, depending on whether greater or lesser sales charges and fees were incurred by shareholders investing in the other class.

All figures represent past performance and are not a guarantee of future results. The performance data represents past performance. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect voluntary fee waivers and/or expense reimbursements. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

10         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Schedule of Investments (April 30, 2006)

LEGG MASON PARTNERS MULTIPLE DISCIPLINE FUNDS GLOBAL ALL CAP GROWTH AND VALUE

Shares	Security	Value

COMMON STOCKS — 94.3%
CONSUMER DISCRETIONARY — 15.0%
Automobiles — 0.4%
21,300	Honda Motor Co., Ltd., Sponsored ADR	$754,659

Hotels, Restaurants & Leisure — 0.6%
29,130	McDonald’s Corp.	1,007,023

Household Durables — 0.9%
20,000	Koninklijke Philips Electronics NV, New York Registered Shares	689,600
28,085	Newell Rubbermaid Inc.	770,091

	Total Household Durables	1,459,691

Internet & Catalog Retail — 1.5%
26,500	Amazon.com Inc.*	933,065
37,145	Expedia Inc.*	692,755
34,145	IAC/InterActiveCorp.*	985,766

	Total Internet & Catalog Retail	2,611,586

Media — 9.3%
49,800	Cablevision Systems Corp., New York Group, Class A Shares*	1,009,446
86,400	Comcast Corp., Special Class A Shares*	2,663,712
17,420	Discovery Holding Co., Class A Shares*	259,558
16,500	EchoStar Communications Corp., Class A Shares*	509,850
32,600	Grupo Televisa SA, Sponsored ADR	691,120
10,165	Liberty Global Inc., Series A Shares*	210,517
4,165	Liberty Global Inc., Series C Shares*	83,175
365,500	Liberty Media Corp., Class A Shares*	3,051,925
137,200	News Corp., Class B Shares	2,501,156
170,240	Time Warner Inc.	2,962,176
54,900	Walt Disney Co.	1,535,004
11,410	WPP Group PLC, Sponsored ADR	703,883

	Total Media	16,181,522

Multiline Retail — 0.3%
9,750	Target Corp.	517,725

Specialty Retail — 2.0%
25,500	Bed Bath & Beyond Inc.*	977,925
48,000	Charming Shoppes Inc.*	660,000
46,295	Home Depot Inc.	1,848,559

	Total Specialty Retail	3,486,484

	TOTAL CONSUMER DISCRETIONARY	26,018,690

CONSUMER STAPLES — 8.3%
Beverages — 2.3%
46,050	Coca-Cola Co.	1,932,258
10,840	Diageo PLC, Sponsored ADR	718,150
22,740	PepsiCo Inc.	1,324,377

	Total Beverages	3,974,785

See Notes to Financial Statements.

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Schedule of Investments (April 30, 2006) (continued)

Shares	Security	Value

Food & Staples Retailing — 1.4%
49,790	Kroger Co.	$1,008,745
39,430	Tesco PLC, Sponsored ADR	702,840
24,900	Wal-Mart de Mexico SA de CV, Series V Shares, Sponsored ADR	714,008

	Total Food & Staples Retailing	2,425,593

Food Products — 2.2%
27,100	Groupe Danone, Sponsored ADR	715,440
13,430	Nestle SA, Sponsored ADR	1,025,380
42,000	Sara Lee Corp.	750,540
22,140	Wm. Wrigley Jr. Co.	1,042,130
5,535	Wm. Wrigley Jr. Co., Class B	260,699

	Total Food Products	3,794,189

Household Products — 1.6%
12,540	Kimberly-Clark Corp.	733,966
36,000	Procter & Gamble Co.	2,095,560

	Total Household Products	2,829,526

Tobacco — 0.8%
19,800	Altria Group Inc.	1,448,568

	TOTAL CONSUMER STAPLES	14,472,661

ENERGY — 6.9%
Energy Equipment & Services — 2.3%
15,000	Grant Prideco Inc.*	768,000
10,000	Halliburton Co.	781,500
7,000	Noble Corp.	552,580
35,100	Weatherford International Ltd.*	1,857,843

	Total Energy Equipment & Services	3,959,923

Oil, Gas & Consumable Fuels — 4.6%
16,100	Anadarko Petroleum Corp.	1,687,602
14,350	BP PLC, Sponsored ADR	1,057,882
11,546	ConocoPhillips	772,427
18,800	Exxon Mobil Corp.	1,185,904
12,550	Royal Dutch Shell PLC, Sponsored ADR, Class A Shares	855,032
6,500	Suncor Energy Inc.	557,310
13,790	Total SA, Sponsored ADR	1,903,296

	Total Oil, Gas & Consumable Fuels	8,019,453

	TOTAL ENERGY	11,979,376

FINANCIALS — 16.1%
Capital Markets — 4.8%
10,000	Bank of New York Co. Inc.	351,500
4,795	Goldman Sachs Group Inc.	768,591
14,000	Lehman Brothers Holdings Inc.	2,116,100
44,900	Merrill Lynch & Co. Inc.	3,424,074
30,510	Nomura Holdings Inc., Sponsored ADR	691,967
7,650	UBS AG, Registered Shares	893,902

	Total Capital Markets	8,246,134

See Notes to Financial Statements.

12         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Schedule of Investments (April 30, 2006) (continued)

Shares	Security	Value

Commercial Banks — 4.3%
33,460	Bank of America Corp.	$1,670,323
9,490	Bank of Ireland, Sponsored ADR	712,699
7,700	HSBC Holdings PLC, Sponsored ADR	667,436
64,130	Mitsubishi UFJ Financial Group Inc., Sponsored ADR	1,004,276
34,200	National Bank of Greece SA, Sponsored ADR	341,658
36,510	United Overseas Bank Ltd., Sponsored ADR	749,368
17,575	Wachovia Corp.	1,051,864
18,800	Wells Fargo & Co.	1,291,372

	Total Commercial Banks	7,488,996

Consumer Finance — 1.9%
17,840	American Express Co.	959,970
14,950	Capital One Financial Corp.	1,295,268
7,310	ORIX Corp., Sponsored ADR	1,107,465

	Total Consumer Finance	3,362,703

Diversified Financial Services — 1.1%
17,960	ING Groep NV, Sponsored ADR	728,817
24,500	JPMorgan Chase & Co.	1,111,810

	Total Diversified Financial Services	1,840,627

Insurance — 3.2%
5,000	AFLAC Inc.	237,700
42,700	American International Group Inc.	2,786,175
19,500	AXA, Sponsored ADR	713,895
14,300	Chubb Corp.	737,022
8,000	Marsh & McLennan Cos. Inc.	245,360
18,380	St. Paul Travelers Cos. Inc.	809,271

	Total Insurance	5,529,423

Thrifts & Mortgage Finance — 0.8%
12,500	Golden West Financial Corp.	898,375
30,000	New York Community Bancorp Inc.	516,300

	Total Thrifts & Mortgage Finance	1,414,675

	TOTAL FINANCIALS	27,882,558

HEALTH CARE — 16.9%
Biotechnology — 7.4%
28,900	Alkermes Inc.*	620,483
35,900	Amgen Inc.*	2,430,430
68,600	Biogen Idec Inc.*	3,076,710
16,900	Genentech Inc.*	1,347,099
28,900	Genzyme Corp.*	1,767,524
34,200	ImClone Systems Inc.*	1,234,620
150,000	Isis Pharmaceuticals Inc.*	1,287,000
98,998	Millennium Pharmaceuticals Inc.*	898,902
75,000	Nanogen Inc.*	192,750

	Total Biotechnology	12,855,518

See Notes to Financial Statements.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         13

Schedule of Investments (April 30, 2006) (continued)

Shares	Security	Value

Health Care Equipment & Supplies — 0.3%
13,880	Smith & Nephew PLC, Sponsored ADR	$577,408

Health Care Providers & Services — 2.4%
66,900	UnitedHealth Group Inc.	3,327,606
12,500	WellPoint Inc.*	887,500

	Total Health Care Providers & Services	4,215,106

Pharmaceuticals — 6.8%
15,000	Abbott Laboratories	641,100
38,000	Forest Laboratories Inc.*	1,534,440
19,170	GlaxoSmithKline PLC, Sponsored ADR	1,090,390
44,655	Johnson & Johnson	2,617,230
25,450	Novartis AG, Sponsored ADR	1,463,629
11,550	Novo-Nordisk A/S, Sponsored ADR	743,242
108,500	Pfizer Inc.	2,748,305
20,000	Sanofi-Aventis, Sponsored ADR	940,800

	Total Pharmaceuticals	11,779,136

	TOTAL HEALTH CARE	29,427,168

INDUSTRIALS — 7.1%
Aerospace & Defense — 1.6%
10,470	Boeing Co.	873,721
16,400	L-3 Communications Holdings Inc.	1,339,880
11,400	Raytheon Co.	504,678

	Total Aerospace & Defense	2,718,279

Building Products — 0.3%
15,000	Masco Corp.	478,500

Commercial Services & Supplies — 0.5%
13,125	Avery Dennison Corp.	820,313

Industrial Conglomerates — 3.9%
57,680	General Electric Co.	1,995,151
14,460	Hutchison Whampoa Ltd., ADR	710,709
11,000	Textron Inc.	989,450
29,000	Tomkins PLC, Sponsored ADR	720,070
89,750	Tyco International Ltd.	2,364,913

	Total Industrial Conglomerates	6,780,293

Machinery — 0.8%
33,500	Pall Corp.	1,011,030
6,000	Parker Hannifin Corp.	486,300

	Total Machinery	1,497,330

	TOTAL INDUSTRIALS	12,294,715

See Notes to Financial Statements.

14         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Schedule of Investments (April 30, 2006) (continued)

Shares	Security	Value

INFORMATION TECHNOLOGY — 15.7%
Communications Equipment — 2.9%
75,000	C-COR Inc.*	$613,500
97,000	Cisco Systems Inc.*	2,032,150
25,600	Comverse Technology Inc.*	579,840
75,750	Nokia Oyj, Sponsored ADR	1,716,495

	Total Communications Equipment	4,941,985

Computers & Peripherals — 2.4%
47,920	Dell Inc.*	1,255,504
13,660	International Business Machines Corp.	1,124,764
113,700	Maxtor Corp.*	1,100,616
11,720	SanDisk Corp.*	748,088

	Total Computers & Peripherals	4,228,972

Electronic Equipment & Instruments — 0.6%
15,750	Mettler-Toledo International Inc.*	1,020,600

Internet Software & Services — 0.9%
49,500	Yahoo! Inc.*	1,622,610

Office Electronics — 0.6%
14,650	Canon Inc., Sponsored ADR	1,110,470

Semiconductors & Semiconductor Equipment — 3.9%
23,700	Cree Inc.*	706,734
98,450	Intel Corp.	1,967,031
83,250	Micron Technology Inc.*	1,412,752
74,500	Texas Instruments Inc.	2,585,895

	Total Semiconductors & Semiconductor Equipment	6,672,412

Software — 4.4%
24,000	Advent Software Inc.*	844,800
25,000	Autodesk Inc.*	1,051,000
19,000	Electronic Arts Inc.*	1,079,200
117,875	Microsoft Corp.	2,846,681
18,420	SAP AG, Sponsored ADR	1,006,285
19,800	Trend Micro Inc., Sponsored ADR	765,270

	Total Software	7,593,236

	TOTAL INFORMATION TECHNOLOGY	27,190,285

MATERIALS — 2.5%
Chemicals — 1.5%
11,550	Air Products & Chemicals Inc.	791,406
8,480	BASF AG, Sponsored ADR	725,549
18,740	BOC Group PLC, Sponsored ADR	1,059,747

	Total Chemicals	2,576,702

Construction Materials — 0.6%
29,490	CRH PLC, Sponsored ADR	1,082,873

See Notes to Financial Statements.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         15

Schedule of Investments (April 30, 2006) (continued)

Shares	Security	Value

Metals & Mining — 0.4%
2,990	Rio Tinto PLC, Sponsored ADR	$665,873

	TOTAL MATERIALS	4,325,448

TELECOMMUNICATION SERVICES — 4.2%
Diversified Telecommunication Services — 1.7%
58,148	AT&T Inc.	1,524,059
31,500	Nippon Telegraph & Telephone Corp., Sponsored ADR	708,435
14,108	Telefonica SA, Sponsored ADR	677,043

	Total Diversified Telecommunication Services	2,909,537

Wireless Telecommunication Services — 2.5%
15,400	ALLTEL Corp.	991,298
28,150	SK Telecom Co., Ltd., Sponsored ADR	751,605
60,488	Sprint Nextel Corp.	1,500,102
47,100	Vodafone Group PLC, Sponsored ADR	1,116,270

	Total Wireless Telecommunication Services	4,359,275

	TOTAL TELECOMMUNICATION SERVICES	7,268,812

UTILITIES — 1.6%
Electric Utilities — 0.5%
25,520	Endesa, SA, Sponsored ADR	840,884

Gas Utilities — 0.4%
269,100	Hong Kong & China Gas, Sponsored ADR	651,222

Multi-Utilities — 0.7%
27,850	Sempra Energy	1,281,657

	TOTAL UTILITIES	2,773,763

	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $145,408,346)	163,633,476

Face Amount
SHORT-TERM INVESTMENT — 5.4%
Repurchase Agreement — 5.4%
$9,282,000	Interest in $513,793,000 joint tri-party repurchase agreement dated 4/28/06 with Merrill Lynch, Pierce, Fenner & Smith Inc., 4.790% due 5/1/06; Proceeds at maturity — $9,285,705; (Fully collateralized by various U.S. Treasury obligations, 0.000% to 2.375% due 4/30/06 to 4/15/11; Market value — $9,467,698) (Cost — $9,282,000)	9,282,000

	TOTAL INVESTMENTS — 99.7% (Cost — $154,690,346#)	172,915,476
	Other Assets in Excess of Liabilities — 0.3%	598,558

	TOTAL NET ASSETS — 100.0%	$173,514,034

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $156,793,658.

Abbreviation used in this schedule:
ADR	— American Depositary Receipt

See Notes to Financial Statements.

16         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Schedule of Investments (April 30, 2006) (continued)

Summary of Investments by Country**

United States	74.8%
United Kingdom	5.7
Japan	3.6
Switzerland	2.6
France	2.5
Bermuda	2.5
Ireland	1.0
Germany	1.0
Finland	1.0
Spain	0.9
Netherlands	0.8
Mexico	0.8
Hong Kong	0.8
South Korea	0.4
Singapore	0.4
Denmark	0.4
Canada	0.3
Cayman Islands	0.3
Greece	0.2

100.0%

**	As a percent of total investments. Please note that Fund holdings are as of April 30, 2006 and are subject to change.

See Notes to Financial Statements.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         17

Statement of Assets and Liabilities (April 30, 2006)

ASSETS:
Investments, at value (Cost — $154,690,346)	$172,915,476
Cash	603
Receivable for Fund shares sold	1,016,677
Receivable for securities sold	466,830
Dividends and interest receivable	198,533
Prepaid expenses	12,016

Total Assets	174,610,135

LIABILITIES:
Payable for securities purchased	739,920
Payable for Fund shares repurchased	111,099
Investment management fee payable	104,993
Distribution fees payable	26,487
Accrued expenses	113,602

Total Liabilities	1,096,101

Total Net Assets	$173,514,034

NET ASSETS:
Par value (Note 5)	$17,621
Paid-in capital in excess of par value	222,616,159
Accumulated net investment loss	(199,006)
Accumulated net realized loss on investments and foreign currency transactions	(67,146,518)
Net unrealized appreciation on investments and foreign currencies	18,225,778

Total Net Assets	$173,514,034

Shares Outstanding:
Class A	4,583,195

Class B	2,867,482

Class C	5,998,215

Class Y	4,171,876

Net Asset Value:
Class A (and redemption price)	$10.04

Class B *	$9.61

Class C *	$9.63

Class Y (and redemption price)	$10.11

Maximum Public Offering Price Per Share:
Class A (based on maximum sales charge of 5.00%)	$10.57

*	Redemption price is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

18         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Statement of Operations (For the year ended April 30, 2006)

INVESTMENT INCOME:
Dividends	$2,016,857
Interest	168,970
Less: Foreign taxes withheld	(56,423)

Total Investment Income	2,129,404

EXPENSES:
Investment management fee (Note 2)	1,144,735
Distribution fees (Notes 2 and 4)	970,718
Transfer agent fees (Notes 2 and 4)	172,188
Shareholder reports (Note 4)	58,762
Registration fees	50,447
Audit and tax	32,228
Legal fees	23,207
Custody fees	20,830
Directors’ fees	10,463
Insurance	2,929
Miscellaneous expenses	5,280

Total Expenses	2,491,787
Less: Fee waivers and/or expense reimbursements (Notes 2 and 7)	(21,222)

Net Expenses	2,470,565

Net Investment Loss	(341,161)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS (NOTES 1 AND 3):
Net Realized Loss From:
Investment transactions	(1,373,691)
Foreign currency transactions	(13)

Net Realized Loss	(1,373,704)

Change in Net Unrealized Appreciation/Depreciation From:
Investments	28,898,653
Foreign currencies	(402)

Change in Net Unrealized Appreciation/Depreciation	28,898,251

Net Gain on Investments and Foreign Currency Transactions	27,524,547

Increase in Net Assets From Operations	$27,183,386

See Notes to Financial Statements.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         19

Statements of Changes in Net Assets (For the years ended April 30,)

	2006	2005
OPERATIONS:
Net investment loss	$(341,161)	$(149,885)
Net realized loss	(1,373,704)	(255,610)
Change in net unrealized appreciation/depreciation	28,898,251	2,108,517

Increase in Net Assets From Operations	27,183,386	1,703,022

FUND SHARE TRANSACTIONS (NOTE 5):
Net proceeds from sale of shares	50,769,835	66,377,032
Cost of shares repurchased	(36,772,956)	(31,208,011)

Increase in Net Assets From Fund Share Transactions	13,996,879	35,169,021

Increase in Net Assets	41,180,265	36,872,043
NET ASSETS:
Beginning of year	132,333,769	95,461,726

End of year*	$173,514,034	$132,333,769

* Includes accumulated net investment loss of:	$(199,006)	$—

See Notes to Financial Statements.

20         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Financial Highlights

For a share of each class of capital stock outstanding throughout each year ended April 30:

Class A Shares(1)	2006		2005		2004	2003	2002
Net Asset Value, Beginning of Year	$8.35		$8.17		$6.24	$7.52	$9.64

Income (Loss) From Operations:
Net investment income (loss)	0.01		0.04		(0.01)	(0.03)	(0.07)
Net realized and unrealized gain (loss)	1.68		0.14		1.94	(1.25)	(2.05)

Total Income (Loss) From Operations	1.69		0.18		1.93	(1.28)	(2.12)

Net Asset Value, End of Year	$10.04		$8.35		$8.17	$6.24	$7.52

Total Return(2)	20.24%		2.20%		30.93%	(17.02)%	(21.99)%

Net Assets, End of Year (000s)	$46,030		$34,195		$18,263	$6,339	$10,768

Ratios to Average Net Assets:
Gross expenses	1.28%		1.30%		1.28%	1.63%	1.35%
Net expenses	1.27	(3)(4)	1.26	(3)(4)	1.28	1.63	1.35
Net investment income (loss)	0.13		0.44		(0.11)	(0.54)	(0.84)

Portfolio Turnover Rate	29%		13%		96%	7%	2%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(3)	The investment manager voluntarily waived a portion of its fees and/or reimbursed expenses.
(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class A shares will not exceed 1.40%.

See Notes to Financial Statements.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         21

Financial Highlights (continued)

For a share of each class of capital stock outstanding throughout each year ended April 30:

Class B Shares(1)	2006		2005		2004	2003	2002
Net Asset Value, Beginning of Year	$8.05		$7.94		$6.11	$7.43	$9.58

Income (Loss) From Operations:
Net investment loss	(0.06)		(0.03)		(0.08)	(0.07)	(0.13)
Net realized and unrealized gain (loss)	1.62		0.14		1.91	(1.25)	(2.02)

Total Income (Loss) From Operations	1.56		0.11		1.83	(1.32)	(2.15)

Net Asset Value, End of Year	$9.61		$8.05		$7.94	$6.11	$7.43

Total Return(2)	19.38%		1.39%		29.95%	(17.77)%	(22.44)%

Net Assets, End of Year (000s)	$27,547		$22,975		$17,006	$10,274	$15,359

Ratios to Average Net Assets:
Gross expenses	2.07%		2.08%		2.10%	2.40%	2.04%
Net expenses	2.06	(3)(4)	2.05	(3)(4)	2.10	2.40	2.04
Net investment loss	(0.67)		(0.35)		(1.05)	(1.31)	(1.54)

Portfolio Turnover Rate	29%		13%		96%	7%	2%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(3)	The investment manager voluntarily waived a portion of its fees and/or reimbursed expenses.
(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class B shares will not exceed 2.15%.

See Notes to Financial Statements.

22         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Financial Highlights (continued)

For a share of each class of capital stock outstanding throughout each year ended April 30:

Class C Shares(1)	2006		2005		2004	2003	2002
Net Asset Value, Beginning of Year	$8.07		$7.95		$6.12	$7.43	$9.58

Income (Loss) From Operations:
Net investment loss	(0.05)		(0.03)		(0.08)	(0.07)	(0.13)
Net realized and unrealized gain (loss)	1.61		0.15		1.91	(1.24)	(2.02)

Total Income (Loss) From Operations	1.56		0.12		1.83	(1.31)	(2.15)

Net Asset Value, End of Year	$9.63		$8.07		$7.95	$6.12	$7.43

Total Return(2)	19.33%		1.51%		29.90%	(17.63)%	(22.44)%

Net Assets, End of Year (000s)	$57,776		$62,485		$60,193	$52,173	$90,857

Ratios to Average Net Assets:
Gross expenses	2.01%		2.07%		2.09%	2.27%	2.04%
Net expenses	1.98	(3)(4)	2.03	(3)(4)	2.09	2.27	2.04
Net investment loss	(0.59)		(0.35)		(1.10)	(1.18)	(1.54)

Portfolio Turnover Rate	29%		13%		96%	7%	2%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(3)	The investment manager voluntarily waived a portion of its fees and/or reimbursed expenses.
(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class C shares will not exceed 2.15%.

See Notes to Financial Statements.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         23

Financial Highlights (continued)

For a share of each class of capital stock outstanding throughout each year ended April 30, unless otherwise noted:

Class Y Shares(1)	2006	2005(2)
Net Asset Value, Beginning of Year	$8.37	$8.36

Income (Loss) From Operations:
Net investment income	0.05	0.03
Net realized and unrealized gain (loss)	1.69	(0.02)

Total Income From Operations	1.74	0.01

Net Asset Value, End of Year	$10.11	$8.37

Total Return(3)	20.79%	0.12%

Net Assets, End of Year (000s)	$42,161	$12,679

Ratios to Average Net Assets:
Gross expenses	0.84%	0.88	%(4)
Net expenses(5)	0.84 (6)	0.88	(4)
Net investment income	0.57	0.91	(4)

Portfolio Turnover Rate	29%	13%

(1)	Per share amounts have been calculated using the average shares method.
(2)	For the period November 4, 2004 (inception date) to April 30, 2005.
(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower. Total returns for periods of less than one year are not annualized.
(4)	Annualized.
(5)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets of Class Y shares will not exceed 0.99%.
(6)	The investment manager voluntarily waived a portion of its fees and/or reimbursed expenses.

See Notes to Financial Statements.

24         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Notes to Financial Statements

1.	Organization and Significant Accounting Policies

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value (formerly known as Smith Barney Multiple Discipline Funds — Global All Cap Growth and Value Fund) (the “Fund”), is a separate diversified series of Legg Mason Partners Investment Funds, Inc. (formerly known as Smith Barney Investment Funds Inc.) (the “Company”). The Company, a Maryland corporation, is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Equity securities for which market quotations are available are valued at the last sale price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these investments at fair value as determined in accordance with the procedures approved by the Fund’s Board of Directors. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates market value.

(b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign Risk. The Fund’s investments in foreign securities may involve risks not present in domestic investments. Since securities may be denominated in foreign currencies and may require settlement in foreign currencies and pay interest or dividends in foreign currencies, changes in the relationship of these foreign currencies to the U.S. dollar can significantly affect the value of the investments and earnings of the Fund. Foreign investments may also subject the Fund to foreign government exchange restrictions, expropriation, taxation or other political, social or economic developments, all of which affect the market and/or credit risk of the investments.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         25

Notes to Financial Statements (continued)

(d) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practical after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(e) Foreign Currency Translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions and the difference between the amounts of dividends, interest and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair values of assets and liabilities, other than investments in securities, at the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(f) Distributions to Shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(h) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its income and net realized gains on investments, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial

26         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Notes to Financial Statements (continued)

statements. Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(i) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the year ended April 30, 2006, the following reclassifications have been made:

	Accumulated Net Investment Loss	Accumulated Net Realized Loss
(a)	$142,155	$(142,155)

(a)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes and book/tax differences in the treatment of passive foreign investment companies.

2.	Investment Management Agreement and Other Transactions with Affiliates

On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business, Citigroup Asset Management (“CAM”), to Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s investment manager, Smith Barney Fund Management LLC (“SBFM” or the “Manager”), previously an indirect wholly-owned subsidiary of Citigroup, became a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the Fund’s then existing investment management contract to terminate. The Fund’s shareholders approved a new investment management contract between the Fund and the Manager, which became effective on December 1, 2005.

Legg Mason, whose principal executive offices are in Baltimore, Maryland, is a financial services holding company.

Prior to the Legg Mason transaction and continuing under the new investment management contract, the Fund pays the Manager an investment management fee calculated at an annual rate of 0.75% of the Fund’s average daily net assets. This fee is calculated daily and paid monthly.

During the year ended April 30, 2006, the Fund’s Class A, B, C and Y shares had voluntary expense limitations in place of 1.40%, 2.15%, 2.15% and 0.99% respectively. For the year ended April 30, 2006, the Manager waived and/or reimbursed expenses amounting to $21,222. Such waivers and/or expense reimbursements are voluntary and may be reduced or terminated at any time.

The Fund’s Board has approved PFPC Inc. (“PFPC”) to serve as transfer agent for the Fund, effective January 1, 2006. The principal business office of PFPC is located at 4400 Computer Drive, Westborough, MA 01581. Prior to January 1, 2006, Citicorp Trust Bank, fsb. (“CTB”), a subsidiary of Citigroup, acted as the Fund’s transfer agent. Also, prior to January 1, 2006, PFPC and Primerica Shareholder Services (“PSS”), another subsidiary of Citigroup, acted as the Fund’s sub-transfer agents. CTB received account fees and asset-based fees that varied according to the size and type of account. PFPC and PSS were responsible for shareholder recordkeeping and financial processing for all shareholder accounts and were paid by CTB. For the period ended April 30, 2006, the Fund paid

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         27

Notes to Financial Statements (continued)

transfer agent fees of $105,338 to CTB. In addition, for the period ended April 30, 2006, the Fund also paid $817 to other Citigroup affiliates for shareholder recordkeeping services.

The Fund’s Board has appointed the Fund’s current distributors, Citigroup Global Markets Inc. (“CGM”), and PFS Investments Inc. (“PFS”), both of which are subsidiaries of Citigroup, and Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributors of the Fund. The Fund’s Board has also approved an amended and restated Rule 12b-1 Plan. CGM and other broker-dealers, financial intermediaries and financial institutions (each called a “Service Agent”) that currently offer Fund shares continue to make the Fund’s shares available to their clients. Additional Service Agents may offer Fund shares in the future.

There is a maximum initial sales charge of 5.00% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the period ended April 30, 2006, LMIS, PFS, and CGM and its affiliates received sales charges of approximately $202,000 on sales of the Fund’s Class A shares. In addition, for the period ended April 30, 2006, CDSCs paid to LMIS, PFS, and CGM and its affiliates were approximately:

	Class B	Class C
CDSCs	$35,000	$6,000

Certain officers and one Director of the Company are employees of Legg Mason or its affiliates and do not receive compensation from the Company.

3.	Investments

During the year ended April 30, 2006, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$53,018,006

Sales	43,612,709

At April 30, 2006, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$29,442,480
Gross unrealized depreciation	(13,320,662)

Net unrealized appreciation	$16,121,818

28         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Notes to Financial Statements (continued)

4.	Class Specific Expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the year ended April 30, 2006, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees	Shareholder Reports Expenses
Class A	$101,039	$58,936	$15,485
Class B	259,800	40,403	16,987
Class C	609,879	72,843	26,086
Class Y	—	6	204

Total	$970,718	$172,188	$58,762

5.	Capital Shares

At April 30, 2006, the Company had 10 billion shares of capital stock authorized with a par value of $0.001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest in the Fund and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended April 30, 2006		Year Ended April 30, 2005
	Shares	Amount	Shares	Amount
Class A
Shares sold	1,512,684	$13,962,585	2,736,420	$22,707,808
Shares repurchased	(1,022,726)	(9,436,724)	(879,644)	(7,459,246)

Net Increase	489,958	$4,525,861	1,856,776	$15,248,562

Class B
Shares sold	762,713	$6,746,191	1,217,681	$9,821,463
Shares repurchased	(747,657)	(6,691,609)	(508,331)	(4,134,880)

Net Increase	15,056	$54,582	709,350	$5,686,583

Class C
Shares sold	567,857	$5,087,576	2,589,451	$20,789,084
Shares repurchased	(2,312,855)	(20,644,598)	(2,418,465)	(19,613,810)

Net Increase (Decrease)	(1,744,998)	$(15,557,022)	170,986	$1,175,274

Class Y†
Shares sold	2,657,169	$24,973,483	1,514,718	$13,058,677
Shares repurchased	(3)	(25)	(8)	(75)

Net Increase	2,657,166	$24,973,458	1,514,710	$13,058,602

†	For the period November 4, 2004 (inception date) to April 30, 2005.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         29

Notes to Financial Statements (continued)

6.	Income Tax Information and Distributions to Shareholders

As of April 30, 2006, the components of accumulated earnings (losses) on a tax basis were as follows:

Undistributed ordinary income — net	$438,036
Capital loss carryforward*	(65,645,856)
Other book/tax temporary differences(a)	(34,392)
Unrealized appreciation/(depreciation)(b)	16,122,466

Total Accumulated Earnings/(Losses) — Net	$(49,119,746)

*	As of April 30, 2006, the Fund had the following net capital loss carryforward remaining:

Year of Expiration	Amount
4/30/2009	$(2,212,646)
4/30/2010	(13,947,299)
4/30/2011	(35,524,842)
4/30/2012	(7,193,790)
4/30/2013	(6,674,357)
4/30/2014	(92,922)

$(65,645,856)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the deferral of post-October capital losses for tax purposes.
(b)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales and the realization for tax purposes of unrealized gains on investments in passive foreign investment companies.

7.	Regulatory Matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against SBFM and CGM relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).

The SEC order finds that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Fund’s investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also finds that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds’ best interests and that no viable alternatives existed. SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.

30         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Notes to Financial Statements (continued)

The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million was distributed to the affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Fund’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, SBFM does not believe that this matter will have a material adverse effect on the Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

8.	Legal Matters

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 7. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the advisor for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

On October 5, 2005, a motion to consolidate the five actions and any subsequently filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

As of the date of this report, the Funds’ investment manager believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Funds’ investment manager and it affiliates to continue to render services to the Funds under their respective contracts.

* * *

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its affiliates, including SBFM and Salomon

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         31

Notes to Financial Statements (continued)

Brothers Asset Management Inc (“SBAM”) (collectively, the “Advisers”), substantially all of the mutual funds managed by the Advisers, including the Funds (the “Funds”), and directors or trustees of the Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Advisers caused the Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Funds by improperly charging Rule l2b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Funds failed to adequately disclose certain aspects of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Funds’ contracts with the Advisers, recovery of all fees paid to the Advisers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. While the lawsuit is in its earliest stages, to the extent that the Complaint purports to state causes of action against the Funds, the Funds’ investment manager believes the Funds have significant defenses to such allegations, which the Funds intend to vigorously assert in responding to the Complaint.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed against the Defendants in the future.

As of the date of this report, the Fund’s investment manager and the Funds believe that the resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Advisers and their affiliates to continue to render services to the Funds under their respective contracts.

The Defendants have moved to dismiss the Complaint. Those motions are pending before the court.

9.	Other Matters

On September 16, 2005, the staff of the SEC informed SBFM and SBAM that the staff is considering recommending that the SEC institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the SEC and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. Section 19(a) and related Rule 19a-1 of the Investment Company Act generally require funds that are making dividend and distribution payments to provide shareholders with a written statement disclosing the source of the dividends and distributions, and, in particular, the portion of the payments made from each of net investment income, undistributed net profits and/or paid-in capital. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.

Although there can be no assurance, SBFM believes that this matter is not likely to have a material adverse effect on the Fund or SBFM’s ability to perform investment management services relating to the Fund.

32         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Investment Funds, Inc.

(formerly Smith Barney Investment Funds Inc.):

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value (formerly Smith Barney Multiple Discipline Funds — Global All Cap Growth and Value Fund), a series of Legg Mason Partners Investment Funds, Inc., as of April 30, 2006, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of April 30, 2006, by correspondence with the custodian and broker or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value as of April 30, 2006, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

June 29, 2006

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         33

Additional Information (unaudited)

Information about Directors and Officers

The business and affairs of the Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value (formerly known as Smith Barney Multiple Discipline Funds — Global All Cap Growth and Value Fund) (the “Fund”) are managed under the direction of the Board of Directors of Legg Mason Partners Investment Funds, Inc. (formerly known as Smith Barney Investment Funds Inc.) (the “Company”). Information pertaining to the Directors and certain officers of the Company is set forth below. The Statement of Additional Information includes additional information about the Directors and is available, without charge, upon request by calling Shareholder Services at 1-800-451-2010.

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in the Fund Complex Overseen by Director	Other Board Memberships Held by Director
Non-Interested Directors:
Paul R. Ades Paul R. Ades, PLLC 181 West Main Street, Suite C Babylon, NY 11702 Birth Year: 1940	Director	Since 1994	Law Firm of Paul R. Ades, PLLC (April 2000 to present)	15	None

Dwight B. Crane Harvard Business School Soldiers Field Baker Library #337 Boston, MA 02163 Birth Year: 1937	Director	Since 1981	Professor, Harvard Business School	46	None

Frank G. Hubbard c/o Legg Mason Partners Funds 125 Broad Street New York, New York 10004 Birth Year: 1937	Director	Since 1993	President of Avatar International, Inc. (Business Development) (since 1998)	15	None

Jerome H. Miller c/o Legg Mason Partners Funds 125 Broad Street New York, New York 10004 Birth Year: 1938	Director	Since 1998	Retired	15	None

Ken Miller Young Stuff Apparel Group, Inc. 930 Fifth Avenue Suite 610 New York, NY 10021 Birth Year: 1942	Director	Since 1994	President of Young Stuff Apparel Group, Inc. (since 1963)	15	None

34         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in the Fund Complex Overseen by Director	Other Board Memberships Held by Director
Interested Director:
R. Jay Gerken** Legg Mason & Co., LLC (“Legg Mason”) 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1951	Chairman, President and Chief Executive Officer	Since 2002	Managing Director of Legg Mason; President and Chief Executive Officer of Smith Barney Fund Management LLC (“SBFM”) and Citi Fund Management Inc. (“CFM”); President and Chief Executive Officer of certain mutual funds associated with Legg Mason; Formerly, Chairman of SBFM and CFM (2002 to 2006); Formerly, Chairman, President and Chief Executive of Travelers Investment Advisers, Inc. (from 2002 to 2005)	169	Trustee Consulting Group Capital Markets Funds

Officers:
Andrew B. Shoup Legg Mason 125 Broad Street, 11th Floor New York, NY 10004 Birth Year: 1956	Senior Vice President and Chief Administrative Officer	Since 2003	Director of Legg Mason; Senior Vice President and Chief Administrative Officer of mutual funds associated with Legg Mason; Formerly, Head of International Funds Administration of Legg Mason or its predecessors (from 2001 to 2003);	N/A	N/A

Kaprel Ozsolak Legg Mason 125 Broad Street, 11th Floor New York, NY 10004 Birth Year: 1965	Chief Financial Officer and Treasurer	Since 2004	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Formerly Controller of certain mutual funds associated with Legg Mason (from 2002 to 2004)	N/A	N/A

Alan J. Blake Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1949	Vice President and Investment Officer	Since 1999	Managing Director of Legg Mason; Investment Officer of the Manager or its affiliates	N/A	N/A

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report          35

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in the Fund Complex Overseen by Director	Other Board Memberships Held by Director
Mark J. McAllister Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1962	Vice President and Investment Officer	Since 2004	Managing Director of Legg Mason; Investment Officer of the Manager or its affiliates	N/A	N/A

Robert Feitler, Jr. Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1959	Vice President and Investment Officer	Since 2004	Director of Legg Mason; Investment Officer of the Manager or its affiliates	N/A	N/A

Richard A. Freeman Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1953	Vice President and Investment Officer	Since 1983	Managing Director of Legg Mason; Investment Officer of the Manager or its affiliates	N/A	N/A

Jeffrey Russell, CFA Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1957	Vice President and Investment Officer	Since 2000	Managing Director of Legg Mason; Investment Officer of the Manager or its affiliates	N/A	N/A

Kirstin Mobyed Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1969	Vice President and Investment Officer	Since 2004	Director of Legg Mason; Investment Officer of the Manager or its affiliates	N/A	N/A
Roger Paradiso Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1966	Vice President and Investment Officer	Since 2004	Managing Director of Legg Mason; Investment Officer of the Manager or its affiliates	N/A	N/A

Ted P. Becker Legg Mason 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1951	Chief Compliance Officer	Since 2006	Managing Director of Compliance at Legg Mason & Co., LLC (2005-Present); Chief Compliance Officer with certain mutual funds associated with Legg Mason (since 2006); Managing Director of Compliance at Legg Mason or its predecessor (2002-2005); Prior to 2002, Managing Director — Internal Audit & Risk Review at Citigroup, Inc.	N/A	N/A

36         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in the Fund Complex Overseen by Director	Other Board Memberships Held by Director
John Chiota Legg Mason 300 First Stamford Place 4th Floor Stamford, CT 06902 Birth Year: 1968	Chief Anti-Money Laundering Compliance Officer	Since 2006	Vice President of Legg Mason or its predecessor (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason (since 2006); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse	N/A	N/A

Steven Frank Legg Mason 125 Broad Street 11th Floor New York, NY 10004 Birth Year: 1967	Controller	Since 2005	Vice President of Legg Mason (since 2002); Controller of certain funds associated with Legg Mason (since 2005); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2001-2005)	N/A	N/A
Robert I. Frenkel Legg Mason 300 First Stamford Place 4th Floor Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel of Global Mutual Funds for Legg Mason or its predecessor (since 1994); Secretary of CFM (from 2001 to 2004); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); Formerly, Secretary of CFM (from 2001 to 2004)	N/A	N/A
*	Each Director and Officer serves until his or her respective successor had been duly elected and qualified.
**	Mr. Gerken is an “interested person” of the Fund as defined in the Investment Company Act of 1940, as amended, because Mr. Gerken is an officer of SBFM and certain of its affiliates.

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report         37

Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders

On November 29, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement and 2) to elect Directors.1 The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

1. Approval of New Management Agreement

Item Voted On	Votes For	Votes Against	Abstentions	Broker Non-Votes
New Management Agreement	8,585,764.004	136,865.466	212,292.980	179,387.000

2. Election of Directors1

Nominees:	Votes For	Authority Withheld	Abstentions	Broker Non-Votes
Paul R. Ades	154,295,546.159	5,699,406.286	1,101,216.604	0.000
Dwight B. Crane	154,269,645.182	5,725,307.263	1,101,216.604	0.000
Frank G. Hubbard	154,276,889.022	5,718,063.423	1,101,216.604	0.000
Jerome H. Miller	154,266,400.237	5,728,552.208	1,101,216.604	0.000
Ken Miller	154,326,232.680	5,668,719.765	1,101,216.604	0.000
R. Jay Gerken	154,204,059.413	5,790,893.032	1,101,216.604	0.000

[1]	Directors are elected by the shareholders of all of the series of the Company of which the Fund is a series.

38         Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value 2006 Annual Report

Legg Mason Partners

Multiple Discipline Funds

Global All Cap Growth And Value

DIRECTORS

Paul R. Ades

Dwight B. Crane

R. Jay Gerken, CFA

Chairman

Frank G. Hubbard

Jerome H. Miller

Ken Miller

OFFICERS

R. Jay Gerken, CFA

President and
Chief Executive Officer

Andrew B. Shoup

Senior Vice President and

Chief Administrative Officer

Kaprel Ozsolak

Chief Financial Officer and Treasurer

Alan J. Blake

Vice President and

Investment Officer

Robert Feitler, Jr.

Vice President and

Investment Officer

Richard A. Freeman

Vice President and

Investment Officer

Mark McAllister

Vice President and

Investment Officer

Kirstin Mobyed

Vice President and

Investment Officer

Roger Paradiso

Vice President and
Investment Officer

Jeffrey Russell

Vice President and

Investment Officer

OFFICERS (continued)

Ted P. Becker

Chief Compliance Officer

John Chiota

Chief Anti-Money Laundering

Compliance Officer

Steven Frank

Controller

Robert I. Frenkel

Secretary and

Chief Legal Officer

INVESTMENT MANAGER

Smith Barney Fund
Management LLC

DISTRIBUTORS

Citigroup Global Markets Inc.

Legg Mason Investor Services, LLC

PFS Investments Inc.

CUSTODIAN

State Street Bank and
Trust Company

TRANSFER AGENT

PFPC Inc.

4400 Computer Drive

Westborough, Massachusetts 01581

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP

345 Park Avenue

New York, New York 10154

This report is submitted for the general information of the shareholders of Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value, but it may also be used as sales literature when preceded or accompanied by the current Prospectus.

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/InvestorServices

©2006 Legg Mason Investor Services, LLC

Member NASD, SIPC

FD02327 6/06	SR06-76

Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and Value

The Fund is a separate series of the Legg Mason Partners Investment
Funds, Inc., a Maryland corporation.

LEGG MASON PARTNERS MULTIPLE DISCIPLINE FUNDS

GLOBAL ALL CAP GROWTH AND VALUE

Legg Mason Partners Funds

125 Broad Street

10th Floor, MF-2

New York, New York 10004

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the Commission’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12 month period ended June 30th of each year, and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/InvestorServices and (3) on the SEC’s website at www.sec.gov. Proxy voting reports for the period ending June 30, 2005 will continue to be listed under the Fund’s former Smith Barney Investment Funds Inc. — Smith Barney Multiple Discipline Funds — Global All Cap Growth and Value Fund name.